U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Byrne, Susan M.
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   (Last)                           (First)             (Middle)

300 Crescent Court, Suite 1300
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                                    (Street)

Dallas, Texas 75201
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Westwood Holdings Group, Inc. ("WHG")

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

9/6/02

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

6.
                                                                 4.                              5.
Owner-
                                                                 Securities Acquired (A) or      Amount of
ship
                                                    3.           Disposed of (D)                 Securities
Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)
Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at
End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month
Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3
(I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)
(Instr.4) (Instr. 4)
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------------------------

Common Stock				8/4/02		W		275		A					I		By Self as
																		Co-Trustee for
																		LSB Trust (1)
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------------------------
Common Stock				8/8/02		P		2,625		A		$14.0000			I		By Self as
																		Co-Trustee for
																		LSB Trust (1)
------------------------------------------------------------------------------------------------------------
------------------------
Common Stock				8/8/02		P		100		A		$14.7000			I		By Self as
																		Co-Trustee for
																		LSB Trust (1)
------------------------------------------------------------------------------------------------------------
------------------------
Common Stock				8/8/02		P		200		A	$14.7000			D
------------------------------------------------------------------------------------------------------------
------------------------
Common Stock				8/8/02		P		221		A	$14.3000			D
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------------------------
Common Stock				8/9/02		P		1,000		A	$15.2750			D
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------------------------
Common Stock				8/12/02		P		4,000		A		$17.1113			D
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Common Stock				8/16/02		P		7,400		A		$16.1284			D
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Common Stock				8/19/02		P		2,498		A		$15.8576			D
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Common Stock				8/20/02		P		1,500		A		$15.4993			D
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Common Stock				8/21/02		P		2,000		A		$15.4000			D
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Common Stock				9/6/02		P		2,500		A		$14.2568	782,305		D
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========================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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10.
                                                                                                          9.
Owner-

Number    ship
                                                                                                          of
Form
                    2.
Deriv-    of
                    Conver-                    5.                              7.
ative     Deriv-   11.
                    sion                       Number of                       Title and Amount
Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.
ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price
Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of
ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-
Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at
End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of
direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity
Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.
(Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)
4)       4)
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========================

Explanation of Responses:
(1)	Shares are owned directly by the LSB Irrevocable Trust and
	indirectly by Susan M. Byrne as co-trustee of the trust


	/s/ William R. Hardcastle, Jr.				9/9/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
	as Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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